Exhibit 10.2

VOLTERRA SEMICONDUCTOR CORPORATION

MANAGEMENT BONUS PLAN

The following are the terms of the annual Management Bonus Plan approved by the Compensation Committee of the Board of Directors of Volterra Semiconductor Corporation (the “Company”) on January 18, 2013 (the “Plan”).

A.	Purpose

1. The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers for assisting the Company in achieving its operational goals through exemplary performance.

2. Under the Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which will be determined at the discretion of the Compensation Committee.

B.	Determination of Bonus Amounts

1. The target bonus amount for each executive officer is based on a percentage of base salary paid to such executive officer during the year.

2. The aggregate bonus pool available to be distributed to the chief executive officer and other executive officers of the Company will be based on the Company’s financial performance, as compared against certain net revenue and operating income goals for the current year, excluding the impact of any stock-based compensation charges or other expenses excluded with the approval of the Compensation Committee. The percentage of the aggregate bonus pool for the executive officers of the Company actually earned will be weighted such that fifty percent of the aggregate bonus pool will be based on the Company’s year-end net revenue results, as compared to current year internal targets, and fifty percent of the aggregate bonus pool will be based on the Company’s year-end non-GAAP operating income, as compared to current year internal targets. The Board or the Board’s Compensation Committee may also modify the financial performance goals at any time based on business changes during the year. The Company’s financial performance in the current year must exceed certain minimum financial performance goals for any bonuses to be paid under the Plan.

3. The percentage of the target bonus amount paid to the Company’s chief executive officer will be based solely on the Company’s financial performance. The percentage of the target bonus amount paid to each of the other executive officers of the Company will be weighted such that fifty percent of the individual bonus amount will be based on the Company’s financial results and fifty percent of the individual bonus amount will be based on meeting individual performance goals as established or revised by the Company’s chief executive officer, as reviewed by the Board or the Board’s Compensation Committee. The individual performance goals may vary based on the Company’s strategic initiatives and the responsibilities of each executive officer.

4. A bonus for each executive officer may range from 0% (if minimum results are not achieved) to a maximum of 150% (if results exceed objectives). The Board or the Board’s Compensation Committee may grant bonuses to executive officers even if the financial or individual performance goals are not met and may withhold or reduce bonuses even if the financial or individual performance goals are met.

5. To be eligible to receive a bonus, executives must be employed as of the applicable bonus payment date. The bonus plan will be administered by the Compensation Committee, and the Compensation Committee will have sole power and discretion in administering the plan and controlling its operation, including, but not limited to, the power to (a) determine which executives will be participants in the plan, (b) establish such eligibility and participation restrictions and requirements as it deems appropriate, (c) prescribe the terms and conditions of the bonuses, (d) interpret the plan, (e) adopt rules for the administration, interpretation and application of the plan as are consistent herewith, and (f) interpret, amend or revoke any such rules. The plan may be amended, suspended or terminated prematurely in the sole and absolute discretion of the Compensation Committee.

6. This plan does not constitute a contract of employment or impose on either the employee or the Company, its subsidiaries or its successor any obligation to retain the participant as an employee. This plan does not change the status of a participant as an employee at will, or the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the plan.